Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

January 31, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Liberto, Inc.
Philippines

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1 (Post-Effective Amendment No. 6 to Form SB-2), Registration Statement under the Securities Act of 1933, filed by Liberto, Inc. of our report dated March 7, 2010, relating to the financial statements of Liberto, Inc., a Nevada Corporation, as of and for the years ended December 31, 2009 and 2008 and for the period from November 8, 2007 (date of inception) to December 31, 2009, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC